UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
(Amendment No. )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐    Definitive Proxy Statement
☒    Definitive Additional Materials
☐    Soliciting Material Pursuant to §240.14a-12

PILGRIM’S PRIDE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒    No fee required.
☐    Fee paid previously with preliminary materials.
☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Pilgrim’s Pride Corporation
1770 Promontory Circle
Greeley, Colorado 80634
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held April 26, 2023
Supplement No. 1 to
Definitive Proxy Statement dated March 27, 2023

On March 27, 2023, Pilgrim’s Pride Corporation (the “Company”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission, which was distributed in connection with the Company’s Annual Meeting of Stockholders to be held on April 26, 2023 (the “Annual Meeting”).

The Company is providing this supplement solely to correct an inadvertent error in the Proxy Statement.

Under the heading “What vote is required for the appointment of KPMG LLP, the amendment to the Certificate of Incorporation, the stockholder proposal and to approve any other item of business to be voted upon at the meeting?” on page 5 and 6 of the Proxy Statement, the Company disclosed that “The affirmative vote of a majority of the total outstanding voting power of capital stock present in person or represented by proxy at the Annual Meeting is required to ratify the appointment of our independent registered public accounting firm, to approve the amendment to the Certificate of Incorporation, to approve the stockholder proposals and to approve any other item of business to be voted upon at the meeting.”

The above disclosure incorrectly stated the required vote for approval of the amendment to the Certificate of Incorporation. To correct the error discussed above, the text below replaces, in its entirety, the paragraph described above:
“What vote is required for the appointment of KPMG LLP and to approve the stockholder proposal and any other item of business to be voted upon at the meeting?

The affirmative vote of a majority of the total outstanding voting power of capital stock present in person or represented by proxy at the Annual Meeting is required to ratify the appointment of our independent registered public accounting firm and to approve the stockholder proposals and to approve any other item of business to be voted upon at the meeting.

What vote is required to approve the amendment to the Certificate of Incorporation?

The affirmative vote of a majority of the total outstanding voting power of capital stock is required to approve the amendment to the Certificate of Incorporation.”

Except as described above, this supplement to the Proxy Statement does not modify, amend, supplement, or otherwise affect the Proxy Statement.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to the Proxy Statement for instructions on how to do so.